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                                                                    EXHIBIT 99.1


Press Release

Western Digital Implements Limited Recall To Rapidly Address Possible Reliability Issue For One Desktop Hard Drive Series

MOUNTS AGGRESSIVE CUSTOMER SATISFACTION PROGRAM IN ADVANCE TO ADDRESS POTENTIAL CUSTOMER ISSUES

IRVINE, CA. - September 27, 1999 - Western Digital Corporation (NYSE:WDC) has advised OEM customers, resellers and retailers that some units of a new series of desktop hard disk drives may contain a faulty chip. Western Digital is moving immediately to identify and recall the affected hard drives in this series. The Company said it has received no customer indications of problems with the hard drives, and that it was taking this action as a preventive measure.

The affected units are in Western Digital's WD Caviar 6.8GB per platter desktop hard drive series, with capacities ranging from 6.4 to 20.5 GB. None of the Company's other WD Caviar drives, nor its WD Expert, WD Enterprise, and WD Performer hard drives, are affected. Today's announcement also is unrelated to component availability problems cited in the company's September 21 announcement of earnings expectations for the current fiscal quarter.

A reliability issue with the 6.8 per platter desktop series was confirmed over the weekend during WD's long-term, predictive testing of the drives. According to co-chief operating officer Matt Massengill, a chip supplied to Western Digital from a supplier's fabrication site could cause the hard drives to fail to power-up after six to 12 months of full-time use.

Matt Massengill said, "Proper operation of these drives will continue well beyond the time required to provide for the orderly exchange of units containing possible faulty chips. For the limited number of these drives in PC systems, there should be no loss of data for customers who follow the rapid-response mechanisms we have put in place. Western Digital is taking a conservative course by recalling the affected lot of this product, in line with our reputation for customer service and our brand's promise to protect users' data. We will be able to identify every drive that could be affected, by utilizing the Company's recently-installed, state-of-the-art Quality Information System."

Massengill said Western Digital's replacement of the chips in the drives will be relatively simple, as the rework involves only the circuit card assembly. The sealed head disk assembly is not affected.

The chips shipped to Western Digital affected WD Caviar 6.8 GB per platter desktop hard drives the company manufactured between August 27, 1999 and September 24, 1999, which totaled approximately 1 million units. The Company is recalling the approximately 400,000 units from that lot which have been sold.

Any end users who believe they may have received a WD Caviar 6.8 GB per platter hard drive are advised to visit the Western Digital web site at www.westerndigital.com. This web site contains a software utility that can be downloaded to identify any affected products quickly and accurately. If an end user has a product that is at risk, an advance replacement will be delivered


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along with software to transfer all data to it. Users also may obtain support by telephone from Western Digital's technical support staff at 1-800-357-1374, or in Europe at 31 20 446-7651.

Western Digital Corporation is a leading manufacturer of hard drives used for information storage in desktop computers, servers, workstations and home entertainment electronic products. Through its Connex subsidiary, the company serves users of network-attached storage systems and enterprise-wide storage area networks. Western Digital was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The company's products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Its home page can be found at http://www.westerndigital.com.

This release contains forward-looking statements, including statements relating to details of the component problem discussed in the release and its effect on the drives, the expected length of operation of the affected drives, identification of the affected drives, and the replacement procedures for the drives. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: the results of ongoing reliability testing, final results of the identification of units affected, the final return procedures. and other factors discussed in our recent SEC filings. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.


Contact:
Investor/Analyst:
Robert J. Blair
Western Digital Corporation
212.867.4490
bob.blair@wdc.com

Press:
Brenda J. Bennett
Western Digital Corporation
425.869.6467
brenda.j.bennett@wdc.com


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